Exhibit 99.1

Mesa Labs Reports Third Quarter Results

Lakewood, Colorado, February 5, 2018 – Mesa Laboratories, Inc. (NASDAQ:MLAB) (we, us, our, “Mesa” or the “Company”) today reported its results for the third quarter ended December 31, 2017.

Revenues for the third quarter decreased one percent to $23,671,000 as compared to $23,843,000 for the same quarter last year. Operating (loss) income for the third quarter decreased 330 percent to $(10,088,000) as compared to $4,386,000 for the same quarter last year. Net (loss) income for the third quarter was $(11,086,000) or $(2.93) per diluted share of common stock as compared to $3,252,000 or $0.84 per diluted share of common stock for the same quarter last year. Operating and net loss for the third quarter ended December 31, 2017 were impacted by unusual items consisting of a $13,819,000 expense, before tax, related to an impairment loss on goodwill associated with the Packaging Division, a $1,700,000 expense, before tax, related to an increase in the Cold Chain Monitoring Division inventory reserve, and a $150,000 expense, before tax, related to relocation costs associated with the consolidation of our current Sterilization and Disinfection Control facilities in Omaha, Bozeman and Traverse City, into our new building in Bozeman, Montana. Operating and net income for the third quarter ended December 31, 2016 were impacted by an unusual item consisting of a $237,000 expense, before tax, related to the same Bozeman relocation costs discussed above.

Revenues for the nine months ended December 31, 2017 were $69,298,000 as compared to $69,366,000 for the same period last year. Operating (loss) income for the nine months ended December 31, 2017 decreased 141 percent to $(4,458,000) as compared to $10,973,000 for the same period last year. Net (loss) income for the nine months ended December 31, 2017 was $(7,216,000) or $(1.92) per diluted share of common stock as compared to $7,540,000 or $1.97 per diluted share of common stock for the same quarter last year. Operating and net loss for the nine months ended December 31, 2017 were impacted by unusual items consisting of $13,819,000, $1,916,000 and $772,000 expenses, before tax, related to the impairment of goodwill, reserve for the Cold Chain Monitoring Division inventory and relocation costs, respectively as discussed above. Net loss for the nine months ended December 31, 2017 was also impacted by an unusual item consisting of a $300,000 expense (included in other expense, net), before tax, related to an increase in the PCD earn-out liability which resulted from higher revenues in the product line than were forecasted. Operating and net income for the nine months ended December 31, 2016 were impacted by an unusual item consisting of a $457,000 expense, before tax, related to relocation costs, as discussed above. Net income for the nine months ended December 31, 2016, was also impacted by an unusual item consisting of a $450,000 expense (included in other expense, net) before tax related to the PCD earn-out liability noted above.

On a non-GAAP basis, adjusted operating income1 (which excludes the non-cash impact of amortization of intangible assets, stock-based compensation and impairment losses on goodwill) for the third quarter decreased six percent to $6,003,000 or $1.59 per diluted share of common stock as compared to $6,396,000 or $1.65 per diluted share of common stock for the same quarter last year. Adjusted operating income for the nine months ended December 31, 2017 decreased seven percent to $15,846,000 or $4.21 per diluted share of common stock as compared to $17,046,000 or $4.44 per diluted share of common stock for the same period last year. Except for the impairment loss, adjusted operating income for the three and nine months ended December 31, 2017 and 2016, were impacted by the same operating (loss) income items noted above.

“Improved underlying performance in the quarter was overshadowed by continued headwinds in the Cold Chain Packaging Division, including our decision to write down goodwill associated with that division by nearly $14 million, and a significant increase in the reserve for inventory related to the Cold Chain Monitoring Division,” said Gary Owens, President and Chief Executive Officer. “Excluding these non-cash charges, adjusted operating income for the quarter would have risen at a double-digit rate, as we continue to pursue greater operating efficiencies across our divisions.”

Mr. Owens continued, “Specific to the issues in Cold Chain Packaging, after a thorough review of the division’s near and long-term potential for profitable growth, we incurred a $13,819,000 goodwill impairment charge in the third quarter. In addition, as part of our effort to optimize supply chain initiatives across the company, we examined the reserves on excess or slow-moving inventory in our Cold Chain Monitoring Division. Earlier this fiscal year, we had discontinued certain product sets and established a liquidation plan related to other slow-moving items associated with these discontinued product sets and other slower moving products. A significant amount of these components turned out not to be recoverable, which resulted in an additional $1,700,000 of inventory reserve recorded in the third quarter.”

“Excluding the results for Cold Chain Packaging and the $1,700,000 increase in Cold Chain Monitoring reserve for inventory, revenues and gross margin percentage increased three percent and 200 basis points, respectively as compared to the same quarter prior year. Adjusted operating income, including Cold Chain Packaging but excluding the above-mentioned increase in reserve for Cold Chain Monitoring inventory, was also up 20 percent for the quarter.”

“We are pleased with the progress in some of our largest product lines this quarter,” said Mr. Owens. “What’s more, we made significant investments in our Lean capacity in the quarter, adding Greg DiNoia as SVP of Commercial Operations and Brian Archbold (January 2018) as SVP of Continuous Improvement. Together, they bring more than 30 years of experience in Lean at Danaher, Metrologic, Thermo Fisher Scientific and private equity held companies and are already having a significant impact in the way we run the business. Lean initiatives are beginning to show traction with a clear understanding of our inventory management gaps, increasing segment level gross margin percentages (excluding the impact of the Cold Chain Monitoring inventory reserve), increasing external measures of product quality and improving on time deliveries to customers. Lean progress in the commercial arena is promising but will take longer to migrate through to revenues given the length of our sales cycles.”

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“Sterilization and Disinfection Control (45 percent of revenues year to date) continued to deliver strong results in the quarter with revenues up 15 percent and gross margin percentage expanding 100 basis points as compared to the same quarter in the prior year. The consolidation of operations into Bozeman, Montana remains on track and associated incremental expenses ending in the fourth quarter of this year.”

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“Instruments (36 percent of revenues year to date) topline results were weak for a second consecutive quarter with revenues down nine percent as compared to the same quarter in the prior year, partially due to quarterly fluctuations in shipments for particular products. The division continues to suffer from slower adoption of a newer medical device, but we expect this to normalize in the coming quarter. Despite revenues headwinds, the division held quarterly gross margin percentage flat vs the prior year.”

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“Cold Chain Monitoring (13 percent of revenues year to date) delivered a solid topline with revenues up five percent. Gross margin percentage declined to (1) percent but would have been 51 percent excluding the increase in inventory reserve discussed above. The latter is an expansion of 11.0 percentage points as compared to the same quarter in the prior year and was aided by strongly positive product mix within the segment.”

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“Cold Chain Packaging (six percent of revenues year to date) revenues were down 36 percent in the quarter and continue to suffer from the inventory correction at the division’s largest customer. Better management of our fixed costs enabled segment gross margin percentage to expand by 700 basis points as compared to the same quarter in the prior year. For the full year, we have narrowed the range of our expected annual revenues decline for the division to $2,250,000 and $2,750,000.”

“Excluding the impact of the $1,700,000 increase in reserve for Cold Chain Monitoring inventory, we expanded company-wide gross margin percentage by 400 basis points and adjusted operating income percentage by 600 basis points vs. the same quarter in the prior year, driven by focused expense control and improved operating efficiency. We also continue to fund growth initiatives, including the acquisitions of Simicon GmbH, a company whose business manufactures both biological and cleaning indicators, and BAG Health Care GmbH’s Hygiene Monitoring business. With these strategic acquisitions, we are now a leading provider of Sterilization and Disinfection Control consumables to the German healthcare market and have increased our access to other European and certain high growth countries.”

1 The non-GAAP measures of adjusted operating income and adjusted operating income per diluted share are defined to exclude the non-cash impact of amortization of intangible assets, stock-based compensation and impairment losses on goodwill. A reconciliation between these non-GAAP measures and their GAAP counterparts is set forth in the table below, along with additional information regarding their use.

Financial Summary

Consolidated Condensed Statements of Operations

(Unaudited)

(Amounts in thousands, except per share data)	Three Months Ended December 31,		Nine Months Ended December 31,
	2017	2016	2017	2016
Revenues	$23,671	$23,843	$69,298	$69,366
Cost of revenues	10,990	10,306	30,713	30,091
Gross profit	12,681	13,537	38,585	39,275
Impairment loss on goodwill	13,819	--	13,819	--
Other operating expenses	8,950	9,151	29,224	28,302
Operating (loss) income	(10,088)	4,386	(4,458)	10,973
Other expense, net	438	506	1,659	1,712
(Loss) earnings before income taxes	(10,526)	3,880	(6,117)	9,261
Income taxes	560	628	1,099	1,721
Net (loss) income	$(11,086)	$3,252	$(7,216)	$7,540

Net (loss) income per share (basic)	$(2.93)	$0.88	$(1.92)	$2.06
Net (loss) income per share (diluted)	(2.93)	0.84	(1.92)	1.97

Weighted average common shares outstanding:
Basic	3,781	3,668	3,765	3,668
Diluted	3,781	3,868	3,765	3,835

Consolidated Condensed Balance Sheets

(Amounts in thousands)	December 31, 2017 (Unaudited)	March 31, 2017
Cash and cash equivalents	$5,843	$5,820
Other current assets	28,246	29,965
Total current assets	34,089	35,785
Property, plant and equipment, net	23,956	26,002
Other assets	109,732	109,946
Total assets	$167,777	$171,733

Liabilities	$73,330	$73,912
Stockholders’ equity	94,447	97,821
Total liabilities and stockholders’ equity	$167,777	$171,733

Reconciliation of Non-GAAP Measures
(Unaudited)

(Amounts in thousands, except per share data)	Three Months Ended December 31,		Nine Months Ended December 31,
	2017	2016	2017	2016
Operating (loss) income	$(10,088)	$4,386	$(4,458)	$10,973
Amortization of intangible assets	1,834	1,630	5,062	4,852
Stock-based compensation expense	438	380	1,423	1,221
Impairment loss on goodwill	13,819	--	13,819	--
Adjusted operating income	$6,003	$6,396	$15,846	$17,046

Adjusted operating income per share (basic)	$1.59	$1.73	$4.21	$4.65
Adjusted operating income per share (diluted)	1.59	1.65	4.21	4.44

Weighted average common shares outstanding:
Basic	3,781	3,688	3,765	3,668
Diluted	3,781	3,868	3,765	3,835

The non-GAAP measures of adjusted operating income and adjusted operating income per share presented in the reconciliation above are defined to exclude the non-cash impact of amortization of intangible assets, stock-based compensation and impairment losses on goodwill. We believe that excluding these non-cash expenses provides the ability to better understand the operations of the Company.

We provide non-GAAP adjusted operating income and non-GAAP adjusted operating income per share amounts in order to provide meaningful supplemental information regarding our operational performance. Our management uses non-GAAP measures to evaluate the performance of our business and to compensate employees. This information facilitates management's internal comparisons to our historical operating results as well as to the operating results of our competitors. Since management finds this measure to be useful, we believe that our investors can benefit by evaluating both non-GAAP and GAAP results.

Our management recognizes that items such as amortization of intangible assets, stock-based compensation expense and impairment losses on goodwill can have a material impact on our operating and net income. To gain a complete picture of all effects on our profit and loss from any and all events, management does (and investors should) rely upon the GAAP consolidated statements of income. The non-GAAP numbers focus instead upon our core operating business.

Readers are reminded that non-GAAP measures are merely a supplement to, and not a replacement for, or superior to financial measures prepared according to GAAP. They should be evaluated in conjunction with the GAAP financial measures. It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

About Mesa Laboratories, Inc.

Mesa is a global technology innovator committed to solving some of the most critical quality control and analytical challenges in the pharmaceutical, healthcare, industrial safety, environmental and food and beverage industries. Mesa offers products and services through four divisions (Sterilization and Disinfection Control, Instruments, Cold Chain Monitoring and Cold Chain Packaging) which help its customers ensure product integrity, increase patient and worker safety, and design innovative solutions that improve the quality of life throughout the world.

Forward Looking Statements

This press release may contain information that constitutes "forward-looking statements." Generally, the words "believe," “estimate,” "expect," "project," “anticipate,” “intend,” "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to revenue growth and statements expressing general views about future operating results — are forward-looking statements. Management believes that these forward-looking statements are reasonable as and when made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and present expectations or projections. These risks and uncertainties include, but are not limited to, those described in our Annual Report on Form 10-K for the year ended March 31, 2017, and those described from time to time in our subsequent reports filed with the Securities and Exchange Commission.

CONTACT: Gary Owens.; President and CEO, or John Sakys; CFO, both of Mesa Laboratories, Inc., +1-303-987-8000

For more information about the Company, please visit its website at www.mesalabs.com